Exhibit 2(e)(1)

AMENDMENT NO. 1 TO

EMPLOYEE MATTERS AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYEE MATTERS AGREEMENT (this “Amendment”) is made as of December 13, 2016, by and between Arconic Inc., formerly known as Alcoa Inc. (“Parent”) and Alcoa Corporation, formerly known as Alcoa Upstream Corporation (“UpstreamCo”).

WHEREAS, on October 31, 2016, Parent and UpstreamCo entered into an Employee Matters Agreement (the “EMA”) (all capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to them in the EMA) in connection with the separation of Parent into two publicly-traded companies;

WHEREAS, the EMA allocates liabilities and responsibilities relating to employee compensation and benefit plans, including the Parent Divided Nonqualified Plans and the UpstreamCo Nonqualified Plans;

WHEREAS, Sections 6.01(b) and 6.01(c) of the EMA provide for the treatment of Parent Shares notionally credited to participants accounts under the Parent Divided Nonqualified Plans prior to the Effective Time in accordance with a method of equitable adjustment to reflect the Distribution that would have resulted in the applicable participant accounts in the Parent Divided Nonqualified Plans immediately after the Effective Time being notionally credited solely with Parent Shares and the applicable participant accounts in the UpstreamCo Nonqualified Plans being notionally credited solely with UpstreamCo Shares;

WHEREAS, the Benefits Management Committee of Parent (the “Committee”) approved the treatment of the Parent Shares notionally credited under the Parent Divided Nonqualified Plans and the UpstreamCo Nonqualified Plans prior to the Effective Time in a manner that is consistent with the treatment of the Parent Share Fund under the Parent Savings Plans, which results in the applicable participant accounts in the Parent Divided Nonqualified Plans and the UpstreamCo Nonqualified Plans immediately after the Effective Time being notionally credited with both Parent Shares and UpstreamCo Shares (the “Basket Method”);

WHEREAS, the equitable adjustments actually made to participant accounts under the Parent Divided Nonqualified Plans and the UpstreamCo Nonqualified Plans effective as of the Effective Time reflected the Basket Method, consistent with the intent and approval of the Committee;

WHEREAS, the Parties desire to amend the EMA to reflect the Basket Method treatment of Parent Shares notionally credited to participant accounts under the Parent Divided Nonqualified Plans prior to the Effective Time, as approved by the Committee and effectuated by the applicable plan administrators;

NOW, THEREFORE, the EMA shall be amended as follows, effective as of the date of this Amendment set forth above.

1. The last sentence of Section 6.01(b) of the EMA is hereby deleted and replaced with the following:

“All Parent Shares notionally credited to participants’ accounts under the Parent Divided Nonqualified Plans, the liability for which is transferred to UpstreamCo and the UpstreamCo Nonqualified Plans pursuant to the preceding sentence, shall be adjusted so that, from and after the Effective Time, such notionally credited shares represent: (A) a number of Parent Shares equal to the number of Parent Shares notionally credited to such account immediately prior to the Effective Time and (B) a number of UpstreamCo Shares equal to the number of Parent Shares notionally credited to such account immediately prior to the Effective Time multiplied by the Distribution Ratio.”

2. The last sentence of Section 6.01(c) of the EMA is hereby deleted and replaced with the following:

“All Parent Shares notionally credited to participants’ accounts under the Parent Divided Nonqualified Plans shall be adjusted so that, from and after the Effective Time, such notionally credited shares represent: (A) a number of Parent Shares equal to the number of Parent Shares notionally credited to such account immediately prior to the Effective Time and (B) a number of UpstreamCo Shares equal to the number of Parent Shares notionally credited to such account immediately prior to the Effective Time multiplied by the Distribution Ratio.”

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ARCONIC INC.

By:	/s/ Katherine H. Ramundo
	Name:	Katherine H. Ramundo
	Title:	Executive Vice President, Chief Legal Officer and Secretary

ALCOA CORPORATION

By:	/s/ Jeffrey D. Heeter
	Name:	Jeffrey D. Heeter
	Title:	Executive Vice President, General Counsel and Secretary

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